Report of Independent Auditors


To the Shareholders and
Board of Directors of
Dreyfus Premier International Funds, Inc.

In planning and performing our audits of the financial statements of Dreyfus Premier International Funds, Inc. (comprising, respectively, Dreyfus Premier European Equity Fund, Dreyfus Premier Global Allocation Fund, Dreyfus Premier Greater China Fund, Dreyfus Premier International Growth Fund and Dreyfus Premier Japan Fund) for the year ended October 31, 2000, we considered its internal control, including control
activities  for  safeguarding  securities,  to  determine  our   auditing
procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The   management  of  Dreyfus  Premier  International  Funds,   Inc.   is
responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of control. Generally, internal controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those internal controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, misstatements due to errors or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the specific internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including control activities for safeguarding securities, and its operation that we consider to be material weaknesses as defined above at October 31, 2000.

This report is intended solely for the information and use of the Board of Directors and management of Dreyfus Premier International Funds, Inc., and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



                                   ERNST & YOUNG LLP

December 12, 2000